Amended and Restated

Agreement and Plan of Merger

Dated effective as of

August 29, 2012

by

and

among

JMG Exploration, Inc.,

a Nevada corporation,

Ad-Vantage Acquisition Inc.,

a Delaware Corporation,

and

Ad-Vantage Networks, Inc.,

a Delaware corporation

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger  (this “Agreement”), dated as of August 29, 2012, is entered into by and among JMG Exploration, Inc., a Nevada corporation (“Parent”), Ad-Vantage Acquisition, Inc., a Delaware corporation wholly owned by Parent (“Merger Subsidiary”), and Ad-Vantage Networks, Inc., a Delaware corporation (“Ad-Vantage” and, with Parent and Merger Subsidiary, each, a “Party” and collectively, the “Parties”), with respect to the matters set forth below.

Recitals

A.

Parent is a publicly traded company that has been engaged in oil and gas exploration.

B.

Ad-Vantage is a digital advertising technology company that offers internet access providers with proprietary networks new streams of revenues.

C.

The Boards of Directors of Parent, Merger Subsidiary and Ad-Vantage have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein that constitutes a tax-free transaction meeting the requirements of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), in which Merger Subsidiary would merge with and into Ad-Vantage and Ad-Vantage would become a wholly-owned subsidiary of Parent (the “Merger”).

D.

Each of Parent, Merger Subsidiary and Ad-Vantage desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

E.

Parent and Ad-Vantage have previously entered into that certain letter of intent dated April 20, 2012 (the “LOI”) relating to the consummation of the transactions contemplated herein, and the parties intend this Agreement to replace and supersede the LOI to the extent it has not otherwise terminated in accordance with its terms.

F.

In connection with the Merger and the other matters contemplated hereby, the Parties have previously entered into that certain Agreement and Plan of Merger, dated as of July 10, 2012 (as originally executed and delivered, the “Original Merger Agreement”).

G.

The Parties now desire to amend and restate the Original Merger Agreement to make certain changes thereto, including without limitation, changes relating to the timing of certain events provided for in the Original Merger Agreement and class of stock to be issued in connection with the Merger.

H.

The Boards of Directors of Parent, Merger Subsidiary and Ad-Vantage have each determined that it is advisable and in the best interests of their respective stockholders to amend and restate the Original Merger Agreement on the terms and subject to the conditions set forth herein.

Agreement

Now, therefore, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.  The Merger.

1.1

The Merger.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, Merger Subsidiary shall be merged with and into Ad-Vantage in accordance with applicable law, including the Delaware General Corporation Law (the “DGCL”).  The surviving entity in the Merger (the “Surviving Corporation”) will be Ad-Vantage.  Ad-Vantage and Merger Subsidiary are sometimes referred to herein as the “Constituent Corporations.”  As a result of the Merger, the outstanding shares of capital stock or other interests of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 2.

1.2

Effective Time.  At the Closing (as defined in Section 1.3), a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Subchapter II of Chapter 18 of Title 6 of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3).  The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the “Effective Time”).

1.3

Closing.  The closing of the Merger (the “Closing”) will take place at The Law Offices of Aaron A. Grunfeld & Associates, 1100 Glendon Avenue, Suite 850, Los Angeles, California 90024, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Sections 5.2 and 6.2, provided that the other closing conditions set forth in Sections 5 and 6 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the “Closing Date”).  At the Closing there shall be delivered to Parent, Merger Subsidiary and Ad-Vantage the certificates and other documents and instruments required to be delivered under Sections 5 and 6.

1.4

Governing Documents of the Surviving Corporation.  At the Effective Time, (i) the Certificate of Incorporation of Ad-Vantage as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of Ad-Vantage as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws (the Certificate or Articles of Incorporation, as the case may be, together with the Bylaws of a corporation being, the “Charter Documents” of such corporation).

1.5

Directors and Officers of the Surviving Corporation and Parent.

(a)

The persons identified on Exhibit A attached hereto shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation or Bylaws.

(b)

Those persons serving as directors of the Parent immediately prior to the Effective Time shall continue to serve as directors of the Parent until such time as their respective resignations become effective pursuant to the provisions of Section 6.7(b).  In addition, each of David S. Grant and Sanjeev Kuwadekar shall, from and after the Effective Time, be appointed and shall serve as directors of the Parent until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of Parent, the Voting Agreement (as defined in Section 8.3(c)) or applicable law.

(c)

Each of Robert Burg, Ed Cerkovnik and Donald P. Wells shall be appointed as directors of the Parent at such time as their respective appointments become effective pursuant to the provisions of Section 6.7(b) and shall serve as directors of the Parent until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of Parent, the Voting Agreement or applicable law.

(d)

Each of David S. Grant, Sanjeev Kuwadekar and David Eastman shall, from and after the Effective Time, assume and serve in those executive officer positions of the Parent set forth next to their respective names on Exhibit A until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of Parent or applicable law.

1.6

Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.7

Further Assurances.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

Section 2.

Conversion of Shares and Options  Closing".

2.1

Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)

 Capital Stock of Merger Subsidiary.  Each issued and outstanding share of the common stock, $.001 par value, of Merger Subsidiary (“Merger Subsidiary Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Merger Subsidiary Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b)

Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries.  All shares of common stock, par value $.001 per share, of Ad-Vantage (“Ad-Vantage Common Stock”) that are owned by Ad-Vantage as treasury stock and any shares of Ad-Vantage Common Stock owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.  As used in this Agreement, “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

(c)

Exchange of Parent Class M Preferred Stock for Ad-Vantage Common Stock and Ad-Vantage Preferred Stock.  Each issued and outstanding share of Ad-Vantage Common Stock and Ad-Vantage Preferred Stock (collectively, “Ad-Vantage Capital Stock”) (other than shares to be canceled in accordance with Section 2.1(b) shall be converted into the right to receive 0.01 (the “Exchange Ratio”) fully paid and nonassessable share of Class M preferred stock, $.001 par value, of Parent (“Parent Class M Preferred Stock”), subject to adjustment as may be otherwise set forth in this Agreement and subject to the right to receive shares of Parent’s common stock, $.001 par value per share (“Parent Common Stock”) upon consummation of the Related Transactions as set forth below. All such shares of Ad-Vantage Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Class M Preferred Stock to be issued in consideration therefor (and the right to receive shares of Parent Common Stock upon consummation of the Related Transactions as set forth below), upon the surrender of such certificate in accordance with Section 2.2, without interest.  The Parent Class M Preferred Stock shall have the characteristics, rights and privileges as are set forth on the Certificate of Designation relating to said Parent Class M Preferred Stock (the “Certificate of Designation”), all substantially in the form attached hereto as Exhibit B.

(d)

Dissenting Shares.   If required by the applicable provisions of the DGCL, each outstanding share of Ad-Vantage Capital Stock the holder of which has not voted in favor of the Merger (to the extent that such holder has the right to vote with respect thereto under the DGCL), has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive shares of Parent Class M Preferred Stock pursuant to Section 2.1(c) (or shares of Parent Common Stock upon consummation of the Related Transactions), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Class M Preferred Stock pursuant to Section 2.1(c) (and the right to receive shares of Parent Common Stock upon consummation of the Related Transactions as set forth below).  In such event, Ad-Vantage shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by Ad-Vantage and (y) authority to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Ad-Vantage will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

(e)

All issued and outstanding options, warrants and other rights to acquire shares of Ad-Vantage Common Stock (collectively, “Ad-Vantage Options”), to the extent identified and set forth on Schedule 3.7, shall be converted into options, warrants or other rights to acquire shares of Parent Class M Preferred Stock (collectively, “Parent Class M Preferred Stock Options”) at the Exchange Ratio, with such Parent Class M Preferred Stock Options having the same terms and being subject to the same conditions as the Ad-Vantage Options, provided, however, that upon the consummation of the Related Transactions all of the Parent Class M Preferred Stock Options shall, without the requirement of any further action, convert into options for shares of Parent Common Stock, with such conversion occurring at the same ratio as the shares of the Parent Class M Preferred Stock convert into shares of Parent Common Stock pursuant to the Automatic Conversion (as defined below in Section 8.3). No Ad-Vantage Option shall have accelerated vesting in connection with the Merger.

2.2

No Class M Preferred Certificates; Issuance of Common Stock Certificates Upon Effectiveness of Share Increase, Reverse Stock Split and Automatic Conversion; Issuance of Class M Preferred Certificates Upon Failure of Any of Share Increase, Reverse Stock Split or Automatic Conversion.

(a)

No Class M Preferred Certificates.  Each of the Parties agrees that Parent shall not be obligated to issue certificates evidencing the Class M Preferred being issued pursuant to the Merger, provided, however, that in the event that any of (i) the Share Increase, (ii) the Reverse Stock Split or (iii) the Automatic Conversion (each as defined below in Section 8.3 and, collectively, the “Related Transactions”) shall have failed to occur by November 30, 2012 (the “Preferred Certificate Drop-Dead Date”), the Parent shall cause certificates evidencing the Parent Class M Preferred Stock to be issued as set forth below.   Until such time as the Parent is required to issue any such certificates, the Parent shall maintain a register of the holders of the Parent Class M Preferred Stock on the Parent’s books and records.

(b)

Issuance of Common Stock Certificates Upon Effectiveness of Related Transactions.

(i)

Automatic Conversion Date; Common Stock Exchange Agent. Upon the effectiveness of the Automatic Conversion (the “Automatic Conversion Date”), Parent shall make available to such person designated by Ad-Vantage and reasonably acceptable to Parent (the “Common Stock Exchange Agent”), certificates representing the number of duly authorized shares of Parent Common Stock issuable to holders of Ad-Vantage Capital Stock (“Ad-Vantage Stockholders”) in connection with the Merger (after giving effect to the Related Transactions), to be held for the benefit of and distributed to the holders of Ad-Vantage Capital Stock in accordance with this Section.  The Common Stock Exchange Agent shall agree to hold such shares of Parent Common Stock (such shares of Parent Common Stock being referred to herein as the “Common Stock Exchange Fund”) for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Common Stock Exchange Agent, Ad-Vantage and Parent.

(ii)

Common Stock Exchange Procedures.  As soon as reasonably practicable after the Automatic Conversion Date and subject to the surrender provisions of this Section 2.2(b), the Common Stock Exchange Agent shall deliver to each holder of record of Ad-Vantage Capital Stock whose shares are converted pursuant to Section 2.1(c) into the right to receive shares of Parent Class M Preferred Stock a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive upon the consummation of the Merger (after giving effect to the Related Transactions) and pursuant to the provisions of this Section 2.  Upon surrender of an affidavit of ownership of Ad-Vantage Capital Stock to the  Common Stock Exchange Agent, the holder of such Ad-Vantage Capital Stock shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive upon the consummation of the Merger (after giving effect to the Related Transactions) and pursuant to the provisions of this Section 2, and the Ad-Vantage Capital Stock so tendered shall forthwith be deemed to be canceled.  In no event shall the holder of any Certificate be entitled to receive interest on any property to be received in the Merger.

(c)

Issuance of Class M Preferred Certificates Upon Failure to Occur of any Related Transaction.

(i)

Issuance of Class M Preferred Certificates.  In the event that the Automatic Conversion has not occurred on or before the Preferred Certificate Drop-Dead Date, then Parent shall make available to such person designated by Ad-Vantage and reasonably acceptable to Parent (the “Class M Preferred Exchange Agent”), certificates representing the number of duly authorized shares of Parent Class M Preferred Stock issuable in connection with the Merger (without giving effect to the Related Transactions), to be held for the benefit of and distributed to the holders of Ad-Vantage Capital Stock in accordance with this Section.  The Class M Preferred Exchange Agent shall agree to hold such shares of Parent Class M Preferred Stock (such shares of Parent Class M Preferred Stock being referred to herein as the “Class M Preferred Exchange Fund”) for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Class M Preferred Exchange Agent, Ad-Vantage and Parent.

(ii)

Class M Preferred Exchange Procedures.  As soon as reasonably practicable after the Preferred Certificate Issuance Date and subject to the surrender provisions of this Section 2.2(b), the Class M Preferred Exchange Agent shall deliver to each holder of record of Ad-Vantage Capital Stock whose shares are converted pursuant to Section 2.1(c) into the right to receive shares of Parent Class M Preferred Stock a certificate representing that number of shares of Parent Class M Preferred Stock which such holder has the right to receive upon the consummation of the Merger (without giving effect to the Related Transactions) and pursuant to the provisions of this Section 2.  Upon surrender of an affidavit of ownership of Ad-Vantage Capital Stock to the  Class M Preferred Exchange Agent, the holder of such Ad-Vantage Capital Stock shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Class M Preferred Stock which such holder has the right to receive upon the consummation of the Merger (without giving effect to the Related Transactions) and pursuant to the provisions of this Section 2, and the Ad-Vantage Capital Stock so tendered shall forthwith be deemed to be canceled.  In no event shall the holder of any Certificate be entitled to receive interest on any property to be received in the Merger.

(d)

Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock or Parent Class M Preferred Stock with a record date on or after the Effective Time shall be paid to the holder of any untendered Ad-Vantage Capital Stock with respect to such shares of Parent Common Stock or Parent Class M Preferred Stock represented thereby until the holder of record of such untendered Ad-Vantage Capital Stock shall tender such Ad-Vantage Capital Stock in accordance with this Section.  Subject to the effect of applicable laws, following tender of any such Ad-Vantage Capital Stock, there shall be paid to the record holder of the certificates representing shares of Parent Common Stock or Parent Class M Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock and whole and fractional shares of Parent Class M Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock and whole and fractional shares of Parent Class M Preferred Stock.

(e)

No Further Ownership Rights in Ad-Vantage Capital Stock.  All shares of Parent Class M Preferred Stock or Parent Common Stock issued upon the surrender for exchange of Ad-Vantage Capital Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Ad-Vantage Capital Stock represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by Ad-Vantage on such shares of Ad-Vantage Capital Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.  From and after the Effective Time, the books and records relating to ownership of Ad-Vantage Capital Stock of Parent shall be closed and there shall be no further registration of transfers with respect to shares of Ad-Vantage Capital Stock on the books of the Surviving Corporation and relating to shares of Ad-Vantage Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, untendered shares of Ad-Vantage Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(f)

Fractional Shares.  Fractional shares of the Parent Class M Preferred Stock shall be issued in exchange for Ad-Vantage Capital Stock hereunder.  No fractional shares of Parent Common Stock shall be issued hereunder, but cash shall be paid by the Parent for any fraction of any Parent Common Stock issuable hereunder and in an amount proportional to the fair value of a whole share as determined by the Board of Directors of Parent.

(g)

Termination of Exchange Funds.  Any portion of any Exchange Fund which remains undistributed to the holders of Ad-Vantage Capital Stock for three (3) months after the date such Exchange Fund is created shall be delivered to Parent, upon demand, and any holders of untendered shares of Ad-Vantage Capital Stock who have not theretofore complied with this Section 2 shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock or Parent Class M Preferred Stock, as the case may be, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock or Parent Class M Preferred Stock, as the case may be.  Parent shall not be liable to any holder of untendered shares of Ad-Vantage Capital Stock for shares of Parent Common Stock or Parent Class M Preferred Stock, as the case may be (or dividends or distributions with respect thereto), or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.

Representations, Warranties and Covenants of Ad-Vantage  Representations, Warranties and Covenants of Seller".  Ad-Vantage represents and warrants to, and covenants with, Parent and Merger Subsidiary as follows:

3.1

Corporate Existence, Power and Authority  Corporate Existence, Power and Authority".  Ad-Vantage is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business (the “Business”) as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

3.2

Corporate Action  Corporate Action".  The execution and delivery of this Agreement by Ad-Vantage and the consummation by Ad-Vantage of the transactions contemplated by this Agreement have been authorized by all requisite corporate action on the part of Ad-Vantage.

3.3

Validity  Validity".  This Agreement constitutes the legal, valid and binding obligation of Ad-Vantage enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

3.4

Financial Statements.

The audited financial statements of Ad-Vantage as of and for the years ended December 31, 2010 and 2011, and unaudited financial statements for the interim three month periods ended March 31, 2011 and 2012, which will be delivered prior to the Closing (hereinafter referred to as the “Ad-Vantage Financial Statements”), fairly present the financial condition of Ad-Vantage as of the dates thereof and the results of its operations for the periods covered thereby. Other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Ad-Vantage Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since December 31, 2011; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Ad-Vantage as reflected in the Ad-Vantage Financial Statements.  Ad-Vantage has, or will have at the Closing, good title to all assets, properties or contracts shown on the Ad-Vantage Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

3.5

Qualification as a Foreign Corporation  Qualification as a Foreign Corporation".  Ad-Vantage is duly qualified and in good standing as a foreign corporation and licensed to conduct the Business as now being conducted in each jurisdiction in which Ad-Vantage is required to be qualified to conduct the Business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Business.

3.6

Conflict with Other Instruments  Conflict with Other Instruments".  Neither the execution and delivery of this Agreement by Ad-Vantage nor the consummation by Ad-Vantage of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the Certificate of Incorporation or Bylaws (“Ad-Vantage Charter Documents”) of Ad-Vantage or (B) any material indenture, mortgage, lease, agreement or other instrument to which Ad-Vantage is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Ad-Vantage is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Business.

3.7

Capitalization.  The capitalization of Ad-Vantage is as set forth on Schedule 3.7 (the “Ad-Vantage Capitalization”).  All of the issued and outstanding shares of capital stock of Ad-Vantage (“Ad-Vantage Capital Stock”) have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.  To Ad-Vantage’s knowledge and except as set forth on Schedule 3.7, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any Ad-Vantage Capital Stock.  Except as set forth on Schedule 3.7, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Ad-Vantage to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, Ad-Vantage Capital Stock.

3.8

No Adverse Change  No Adverse Change".  Except as set forth on Schedule 3.8, since March 31, 2012, there has been no material adverse change in the condition, financial or otherwise, of the Business or its assets or properties, or in the prospects thereof or therefor.  Except as set forth on Schedule 3.8, since March 31, 2012, none of its assets or properties or the Business has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Except as set forth on Schedule 3.8, since March 31, 2012, Ad-Vantage (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Business, (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Business or its assets or properties.  Nothing has come to the attention of any director or executive officer of Ad-Vantage which any of such persons believes will cause a material adverse change in the prospects of the Business.

3.9

Assets; Title to Assets  Title to Assets".  The assets or properties of Ad-Vantage consist principally of those assets set forth on Schedule 3.9 (the “Principal Assets”).  Ad-Vantage has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

3.10

Material Contracts.  Ad-Vantage has furnished or made available to Parent accurate and complete copies or detailed descriptions of all Ad-Vantage Material Contracts (as defined below), including any Patents, Licenses and Permits (as defined below).  Except as set forth on Schedule 3.10, with respect to any Ad-Vantage Material Contract, Ad-Vantage is not aware of any existing breach, default or event of default by Ad-Vantage, or event that with notice or lapse of time or both would constitute a breach, default or event of default by Ad-Vantage, other than breaches, defaults or events of default that would not have a material adverse effect on the Business, assets or prospects of Ad-Vantage (an “Ad-Vantage Material Adverse Effect”), nor does Ad-Vantage know of, and Ad-Vantage has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have an Ad-Vantage Material Adverse Effect.  As used herein, the term “Ad-Vantage Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Parent in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have an Ad-Vantage Material Adverse Effect.

3.11

Litigation, Etc.  Litigation, Etc."  There are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which Ad-Vantage is a party or otherwise affecting the Principal Assets or the Business as now or heretofore conducted by Ad-Vantage, and, to  the knowledge of Ad-Vantage, after due inquiry, there is no action, suit, claim, investigation or proceeding threatened against Ad-Vantage with regard to or affecting the Principal Assets or the Business as now or heretofore conducted by it.  There is no action, suit, claim, investigation or proceeding known to Ad-Vantage, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Ad-Vantage in connection with this Agreement.  Ad-Vantage is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Business as now or heretofore conducted by it and, to the knowledge of Ad-Vantage no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of Ad-Vantage to conduct the Business or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.12

Compliance with Laws, Etc.  Compliance with Laws, Etc."  Ad-Vantage has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of the Business, the enforcement of which would have a material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.  Ad-Vantage has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct the Business as now conducted, except where failure to have such permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.

3.13

Governmental Approvals  Governmental Approvals".  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Ad-Vantage of this Agreement or Ad-Vantage’s consummation of the transactions contemplated hereby.

3.14

ERISA.  Except as and to the extent as may be set forth in Schedule 3.14 annexed hereto, (i) Ad-Vantage has never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of Ad-Vantage to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

3.15

Employee Plans.  Except as otherwise disclosed herein or in Schedule 3.15 annexed hereto, neither Ad-Vantage nor any predecessor or subsidiary thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

3.16

Certain Payments.

To Ad-Vantage’s knowledge, neither Ad-Vantage nor any of its officers, employees or agents, nor any other person acting on behalf of Ad-Vantage, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Ad-Vantage’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Ad-Vantage Material Adverse Effect on Ad-Vantage or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Ad-Vantage to material suit or penalty in any action.

3.17

Hazardous Waste  Hazardous Waste".  To Ad-Vantage’s knowledge, neither Ad-Vantage nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by Ad-Vantage (“Real Property”) used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as hereinafter defined) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property.  “Hazardous Materials,” as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including any substance defined as or included in the definition of “hazardous substances” under the Hazardous Materials Law (as defined herein).  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about the Real Property.  To Ad-Vantage’s knowledge, Ad-Vantage has kept and maintained the Real Property, including the groundwater on or under the Real Property, and conducted the Business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6401 et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1986, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and any similar state or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”).  As of the date hereof, there are no (i) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted or, to the knowledge of Ad-Vantage, contemplated or threatened pursuant to any Hazardous Materials Laws affecting the Real Property, (ii) claims made or, to the knowledge Ad-Vantage, threatened by any third party against Ad-Vantage or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as “Hazardous Materials Claims”) nor (iii) to the knowledge of Ad-Vantage, any occurrence or condition on the Real Property or adjoining or in the vicinity of the Real Property which could subject Ad-Vantage, Parent or the Real Property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

3.18

Patents, Licenses and Permits  Patents, Licenses and Permits".  The Principal Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by Ad-Vantage in connection with the Business (the “Patents, Licenses and Permits”), and, except as may be noted on Schedule 3.18, Ad-Vantage is the owner or exclusive licensee of each such Patent, License and Permit.  No claims made by third parties with respect to any of the Patents, Licenses and Permits are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Patents, Licenses and Permits and there has been no notice to Ad-Vantage that any Patent, License or Permit infringes the rights of any third party or is being infringed by any third party.

3.19

Trademarks, Tradenames, etc.  Trademarks, Tradenames, etc."  Ad-Vantage does not own or use any registered or unregistered copyrights, trademarks, trade names, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Business other than those listed in Schedule 3.19 hereto (the “Trademarks”), all of which are owned by Ad-Vantage.  No claims made by third parties with respect to any of the Trademarks are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Trademarks and there has been no notice to Ad-Vantage that any Trademark infringes the rights of any third party or is being infringed by any third party.

3.20

Books and Records, etc.  Prior to the Closing Date, Ad-Vantage will make available to Parent copies of all books and records in Ad-Vantage’s possession relating to the Business and the Principal Assets, and on the Closing Date Ad-Vantage will deliver to Parent all such books and records in Ad-Vantage’s possession.

3.21

No Material Undisclosed Liabilities.  Except as provided in Schedule 3.21, there are no liabilities or obligations of Ad-Vantage of any nature, whether absolute, accrued, contingent, or otherwise, other than (a) obligations under the Patents, Licenses and Permits, and Material Contracts and (b) liabilities and obligations that are in the aggregate less than $10,000.00.

3.22

Absence of Certain Events. To Ad-Vantage’s knowledge, and except as may be otherwise disclosed herein or by a written attachment hereto, no executive officer or director of Ad-Vantage has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

3.23

Tax Returns and Tax Liabilities.  Except as set forth in Schedule 3.23, or where the failure will not result in an Ad-Vantage Material Adverse Effect, Ad-Vantage has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Ad-Vantage from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Ad-Vantage with respect to all periods up to and including the date hereof.

3.24

Officers and Employees.  Schedule 3.24 hereto contains a list of the name of each officer and each full-time employee of Ad-Vantage employed in the Business at the date hereof and such person’s position.  Since March 31, 2012 and except as may be set forth on Schedule 3.24, there has been no change of, or agreement to change, any terms of employment, including salary, wage rates or other compensation, of any officer or employee of Ad-Vantage employed in the Business.  Ad-Vantage will use its commercially reasonable best efforts to induce all employees of Ad-Vantage employed in the Business to continue their respective employment following the Closing Date.  For each employee hired by Ad-Vantage after January 1, 2011, Ad-Vantage has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in Ad-Vantage’s possession and shall be turned over to Parent for each employee accepting employment with Parent as of the Closing.  Ad-Vantage has not received any information that would lead it to believe that a material number of the employees of Ad-Vantage employed in the Business will or may cease to be employees of Ad-Vantage, or will refuse offers of employment from Parent, because of the consummation of the transactions contemplated by this Agreement.

3.25

Principal Assets Constitute the Business, etc.  The Principal Assets comprise substantially all of the assets, property, rights and business owned by and employed by Ad-Vantage in connection with the Business and will enable Parent to operate the Business in substantially the same manner after the Closing as it is being conducted immediately before the Closing.  All of the physical assets are serviceable for the purposes for which they are being used on the date hereof.

3.26

Material Information.  To the knowledge of Ad-Vantage, this Agreement, including the Exhibits and Schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not materially misleading.  To the knowledge of Ad-Vantage, there is no fact or condition which Ad-Vantage has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Business or the prospects thereof or therefor, or the ability of Ad-Vantage to perform any of its obligations under this Agreement.

3.27    No Other Agreements to Sell Assets or Equity Interests.  Other than pursuant to or contemplated by this Agreement, Ad-Vantage has no legal obligation, absolute or contingent, to any person or firm to sell the Business or the Principal Assets relating to the Business (other than sales in the ordinary course of Ad-Vantage’s business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of Ad-Vantage or to enter into any agreement with respect thereto.

Section 4.  Representations and Warranties of Parent  Representations and Warranties of Purchaser".  Parent and Merger Subsidiary hereby jointly and severally represent and warrant to Ad-Vantage as follows:

4.1

Corporate Existence, Power and Authority  Corporate Existence, Power and Authority".  Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the Merger Transactions to which it is a party.

4.2

Corporate Action  Corporate Action".  The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger Transactions have been authorized by all requisite corporate action on the part of Parent and Merger Subsidiary.

4.3

Validity  Validity".  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4

Qualification as a Foreign Corporation  Qualification as a Foreign Corporation".  Each of Parent and Merger Subsidiary is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which Parent or Merger Subsidiary is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent’s or Merger Subsidiary’s business as now conducted.

4.5

Conflict with Other Instruments  Conflict with Other Instruments".  Neither the execution and delivery of this Agreement by Parent or Merger Subsidiary nor the consummation by Parent or Merger Subsidiary of the Merger Transactions to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Parent or Merger Subsidiary or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent or Merger Subsidiary is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent or Merger Subsidiary is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent’s or Merger Subsidiary’s business as now conducted.

4.6

Capitalization.

(a)

The authorized capital stock of Parent consists of 25,000,000 shares of common stock, par value $.001 per share, of which 5,458,409 shares are outstanding as of June 30, 2012, and 10,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”), of which none is outstanding as of the date hereof.  Upon the effectiveness of the filing of the Certificate of Designation, Parent will have designated and authorized 1,000,000 shares of such preferred stock as the Parent Class M Preferred Stock.

Following the consummation of the Merger and without giving effect to the Related Transactions, approximately 5,458,409 shares of Parent Common Stock will be issued and outstanding and approximately 169,973.98 shares of Parent Class M Preferred Stock will be issued and outstanding.

Following the consummation of the Merger and after giving effect to (i) the automatic conversion (the “Automatic Conversion”) of the shares of Parent Class M Preferred Stock (as set forth in the Certificate of Designation), (ii) the Share Increase and (iii) the Reverse Stock Split (and without giving effect to the exercise or conversion of any options or warrants or the issuance of any other capital stock as may be approved by the Parties), the authorized capital stock of Parent shall consist of 100,000,000 shares of common stock, par value $.001 per share, of which approximately 19,726,603 shares will be issued and outstanding, and 10,000,000 shares of preferred stock, par value $.001 per share, none of which will be outstanding.

Except as set forth on Schedule 4.6(a), there has been no change in the number of issued and outstanding shares of Parent Common Stock or Parent Preferred Stock since June 30, 2012 other than as contemplated by this Agreement or as contemplated by the Related Transactions.  All of the issued and outstanding shares of Parent Common Stock and Parent Class M Preferred Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as provided in this Agreement, the Parent SEC Reports (as defined in Section 4.10), or Schedule 4.6(a), there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent.

(b)

To Parent’s knowledge, excepting the Voting Agreement, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

(c)

The shares of Parent Class M Preferred Stock proposed to be issued pursuant to the Merger, upon issuance in accordance with the Merger as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.  The shares of Parent Common Stock proposed to be issued upon the Automatic Conversion, upon issuance in accordance with the terms of the Certificate of Designation and as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(d)

Except as contemplated in the Related Transactions, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

4.7

Governmental Approvals  Governmental Approvals".  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent or Merger Subsidiary of this Agreement or Parent’s or Merger Subsidiary’s consummation of the Merger Transactions to which it is a party.

4.8

Litigation  Litigation".  Except as disclosed in the Parent SEC Reports, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement.

4.9

Compliance with Laws, etc.  Compliance with Laws, etc."  Each of Parent and Merger Subsidiary has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement.

4.10

SEC Reports and Financial Statements.  Parent provided to Ad-Vantage prior to the execution of this Agreement by direction to the SEC’s EDGAR website and Pink OTC Markets Inc.’s website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by Parent or any of its Subsidiaries with the SEC or Pink OTC Markets Inc. since January 13, 2010 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC or Pink OTC Markets Inc. since such date.  As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

4.11

Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, (a) since December 31, 2011, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (b) between such date and the date hereof Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement.

4.12

Absence of Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 2011 or as disclosed in Schedule 4.12, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

4.13

Tax Returns and Tax Liabilities.  Except as set forth in Schedule 4.13, each of Parent and Merger Subsidiary has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, and (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested.  The amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Parent or Merger Subsidiary with respect to all periods up to and including the date hereof.

4.14  Hazardous Waste  Hazardous Waste".  To the best of Parent’s knowledge, neither Parent, any Subsidiary thereof nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent or any Subsidiary thereof used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property, except in compliance with all applicable federal, state and local laws, ordinances or regulations.  To the best of Parent’s knowledge, as of the date hereof, except as disclosed in the Parent SEC Reports, Parent and its Subsidiaries have kept and maintained any real property owned, leased or occupied by Parent, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including the Hazardous Materials Laws.  As of the date hereof, except as disclosed in the Parent SEC Reports, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by Parent or any Subsidiary thereof or adjoining or in the vicinity of such real property which could subject Parent, such Subsidiary or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

Section 5.

Conditions Precedent to Obligations of Parent and Merger Subsidiary  Conditions Precedent to Obligations of Purchaser".  All obligations of Parent and Merger Subsidiary under this Agreement to be performed on and after the Closing Date are, at the option of Parent, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

5.1

Proceedings Satisfactory  Proceedings Satisfactory".  All actions, proceedings, instruments, opinions and documents required to effectuate this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent and to counsel for Parent.  Ad-Vantage shall have, or shall have caused to be, delivered to Parent on the Closing Date such documents and other evidence as Parent may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to Parent.

5.2

Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the stockholders of Ad-Vantage under the DGCL and Ad-Vantage’s Charter Documents.

5.3

Representations and Warranties of Ad-Vantage Correct  Representations and Warranties of Seller Correct".  The representations and warranties made by Ad-Vantage in Section 3 shall be (and tender by Ad-Vantage of any documents required to be delivered at the Closing by it shall constitute a representation by Ad-Vantage as at the Closing that, except as otherwise specifically approved in writing by Parent, such representations and warranties of Ad-Vantage are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

5.4

Compliance with Terms and Conditions  Compliance with Terms and Conditions".  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Ad-Vantage on or before the Closing Date shall have been (and tender by Ad-Vantage of any documents required to be delivered at the Closing shall constitute a representation by Ad-Vantage as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

5.5

No Proceedings Pending  No Proceedings Pending".  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of Parent to operate or control after the Closing Date the Principal Assets or the Business, or any part thereof.

5.6

No Material Change  No Material Change".  There shall have been no material adverse change in the condition, financial or otherwise, of Ad-Vantage, the Business or the Principal Assets, or in the prospects thereof or therefor, and none of Ad-Vantage, the Business or the Principal Assets shall have been, in the reasonable good-faith judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Ad-Vantage shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the Business, the Principal Assets or the prospects of Ad-Vantage; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the reasonable good-faith judgment of Parent, be materially adverse to Ad-Vantage, the Business, the Principal Assets or the prospects of any thereof.

5.7

Certificates  Certificates".  Ad-Vantage shall have delivered to Parent (i) a copy of the Charter Documents, as amended to the Effective Date, of Ad-Vantage, certified with respect to said Charter Documents filed with the Secretary of State as of a recent date by the Secretary of State of the State of Delaware, and a long-form certificate as to the good standing of Ad-Vantage from such official, in each case dated as of a recent date; (ii) a certificate as to the good standing of Ad-Vantage as a foreign corporation or company qualified to do business in each jurisdiction in which Ad-Vantage is required to be qualified to conduct the Business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Business, dated as of a recent date; (iii) a certificate of the Secretary of Ad-Vantage dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the Charter Documents of Ad-Vantage as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Ad-Vantage described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of Ad-Vantage authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Ad-Vantage in connection herewith and the consummation by Ad-Vantage of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Charter Documents of Ad-Vantage filed with the Secretary of State have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by Ad-Vantage or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Ad-Vantage, and (D) as to the incumbency and specimen signature of each officer of Ad-Vantage executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of Ad-Vantage dated the Closing Date as to the incumbency and signature of the Secretary of Ad-Vantage; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of Ad-Vantage and its chief financial officer or chief accounting officer stating that the representations and warranties of Ad-Vantage in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Ad-Vantage has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as Parent may reasonably request.

5.8

Arrangements as to Employees  Arrangements as to Employees".  Ad-Vantage shall have paid or properly accrued for all amounts of salary, wages and vacation pay due to all employees of Ad-Vantage through the close of business on the Closing Date and shall have remitted or set aside for remittance to the appropriate authority all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of Ad-Vantage’s business through such date.

5.9

Lock-Up Agreements for Officers, Directors and Certain other Persons.  All officers and certain other persons owning common stock of Ad-Vantage named on Schedule 5.9 shall have executed lock-up agreements, substantially in the form set forth as Exhibit B attached hereto, restricting the sale, transfer, hypothecation or other disposition of the Parent Common Stock received by them in the Merger for a period of not less than twelve months (except as may be otherwise set forth on Schedule 5.9) from the date that the Registration Statement defined in paragraph 8.8 below has been declared effective and shall have consented to the imposition of a legend reflecting such lock-up agreement on the share certificates issuable to such holders as provided in Schedule 5.9.

5.10

Series C Purchase.  After execution and delivery of the LOI and prior to the date of this Agreement, Ad-Vantage shall have issued shares of Ad-Vantage Series C Preferred Stock with an aggregate purchase price of approximately $602,000 and at a purchase price of $1.14 per share (the “Series C Purchase”).

5.11

Voting Agreement.  All of the parties thereto shall have executed and delivered the Voting Agreement, substantially in the form attached hereto as Exhibit C (the “Voting Agreement”).

Section 6.

Conditions Precedent to Obligations of Ad-Vantage   Conditions Precedent to Obligations of Seller".  All obligations of Ad-Vantage hereunder to be performed on or after the Closing Date are, at the option of Ad-Vantage, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

6.1

Proceedings Satisfactory  Proceedings Satisfactory".  All actions, proceedings, instruments, opinions and documents required to effectuate this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Ad-Vantage and to counsel for Ad-Vantage.  Parent shall have delivered to Ad-Vantage on the Closing Date such documents and other evidence as Ad-Vantage may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to Ad-Vantage.

6.2

Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of each of Parent and Merger Subsidiary as may be required under applicable law.

6.3

Representations and Warranties of Parent and Merger Subsidiary Correct  Representations and Warranties of Purchaser Correct".  The representations and warranties made by Parent and Merger Subsidiary in Section 4 of this Agreement shall be (and tender by Parent and/or Merger Subsidiary of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Merger Subsidiary at the Closing that, except as otherwise specifically approved in writing by Ad-Vantage, such representations and warranties of Parent and Merger Subsidiary are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

6.4

Compliance with Terms and Conditions  Compliance with Terms and Conditions".  All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent and/or Merger Subsidiary on or before the Closing Date shall have been (and tender by Parent and/or Merger Subsidiary of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Merger Subsidiary as at the Closing that, except as otherwise specifically approved in writing by Ad-Vantage, they have been) complied with and performed in all material respects.

6.5

Certificates  Certificates".  Parent shall have delivered to Ad-Vantage (i) a copy of the filed Charter Documents, as amended to the Effective Date, of each of Parent and Merger Subsidiary, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation or formation; (ii) a certificate of the Secretary of each of Parent and Merger Subsidiary dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the Charter Documents of Parent or Merger Subsidiary, as the case may be, as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Parent or Merger Subsidiary, as the case may be, described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of each of Parent and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent or Merger Subsidiary, as the case may be, in connection herewith and the consummation by Parent or Merger Subsidiary, as the case may be, of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the filed Charter Documents of Parent or Merger Subsidiary, as the case may be, have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by Parent, Merger Subsidiary or their respective shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Parent or Merger Subsidiary, as the case may be, and (D) as to the incumbency and specimen signature of each officer of Parent or Merger Subsidiary, as the case may be, executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of Parent or Merger Subsidiary, as the case may be, dated the Closing Date as to the incumbency and signature of the Secretary of Parent or Merger Subsidiary, as the case may be; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of each of Parent and Merger Subsidiary stating that the representations and warranties of Parent or Merger Subsidiary, as the case may be, in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Parent or Merger Subsidiary, as the case may be, has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as Ad-Vantage may reasonably request.

6.6

Capitalization Assumptions.  As set forth and based on the assumptions set forth in Schedule 6.6 and, in connection therewith giving effect to the (i) the Reverse Stock Split (as defined below), (ii) the Automatic Conversion, (iv) the Share Increase, (v) the completion of the Closing and (vi) any other adjustments contemplated in this Agreement, Ad-Vantage Stockholders shall own beneficially not less than the percentage of the Parent’s issued and outstanding shares of Parent Common Stock as set forth in Schedule 6.6.

6.7

Parent Director and Officer Resignations.

(a)

Each of the Parent officers designated by Ad-Vantage shall have resigned as an officer of Parent.

(b)

Each of the Parent Directors shall have tendered his resignation as a director of Parent to become effective automatically upon expiration of any applicable waiting period under they shall be so permitted in compliance with the provisions of Rule 14f-1 (“Rule 14f-1”) of the Exchange Act of 1934, as amended (the “Exchange Act”).

(c)

Each of David S. Grant and Sanjeev Kuwadekar shall have become directors of Parent and each of David S. Grand, Sanjeev Kuwadekar and David Eastman shall have assumed the executive officer positions of Parent set forth next to their name on Exhibit A.

6.8

Certificate of Designation.  Parent shall have filed, or caused to be filed, with the Secretary of State of the State of Nevada the Certificate of Designation, which Certificate of Designation shall become effective no later than one day prior to the Closing Date.

6.9

Voting Agreement.  All of the parties thereto shall have executed and delivered the Voting Agreement.

Section 7.

Additional Covenants of Ad-Vantage  Additional Covenants by Seller".  Ad-Vantage further covenants to each of Parent and Merger Subsidiary as follows:

7.1

Consents  Consents".  Ad-Vantage shall use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

7.2

Cooperation   Cooperation".  Ad-Vantage, from the date hereof to and including the Closing Date, shall:

(a)7.3

Preserve the Business   Preserve the Business". Ad-Vantage, from the date hereof to and including the Closing Date:

(a)

Shall do or cause to be done all things reasonably necessary and appropriate to (A) continue operation of the Business in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation of Ad-Vantage; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of Ad-Vantage; and (E) preserve the goodwill of suppliers, customers and others having business relations with Ad-Vantage; and

(b)

Shall not, without the prior consent of Parent or as may be otherwise set forth herein, (A) sell (except in the ordinary course of the conduct of the Business), pledge, assign, lease, give a security interest in or otherwise encumber any of the Principal Assets; (B) enter into any commitment with respect to the operation of the Business, except in the ordinary course of the conduct of the Business; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Business; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred in the ordinary course of the conduct of the Business; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of Ad-Vantage, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Principal Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Principal Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Business; (H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Business; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements which are by their terms terminable in the ordinary course of the conduct of the Business; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except for the granting of additional stock option as set forth in Schedule 7.3(b), and as otherwise permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by Ad-Vantage to any of its officers, employees or agents over the rate being paid to them at the date of this Agreement; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Principal Assets, Business, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures other than in the ordinary course of business; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Business.

7.4

Ordinary Course.  Ad-Vantage, notwithstanding Section 7.3, at all times from and after the date hereof until the Closing Date, covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) Ad-Vantage and each of its Subsidiaries shall conduct its businesses only in, and none of Ad-Vantage and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice

Section 8.

Additional Covenants by Ad-Vantage, Parent and Merger Subsidiary Additional Covenants by Purchaser".

8.1

Consents and Waivers  Consents and Waivers".  Parent and Merger Subsidiary will use commercially reasonable efforts to assist Ad-Vantage in obtaining from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

8.2

Books and Records  Books and Records".  After the date hereof, Parent and Merger Subsidiary shall permit Ad-Vantage and its authorized representatives, in connection with (i) the preparation of Ad-Vantage’s tax returns, (ii) the determination or enforcement of Ad-Vantage’s rights and obligations under this Agreement, (iii) Ad-Vantage’s compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) the matters described in paragraph (c) below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Business prior to the Closing Date.

8.3

Related Transactions.  As soon as reasonably practicable (which, for purposes hereof, shall include subject to compliance with applicable law), following the Closing, as further detailed below, Ad-Vantage and/or Parent, as the case may be, shall effect, implement or acknowledge, as applicable, the following actions (the “Related Transactions”):

(a)

Parent shall cause an amendment to its Articles of Incorporation providing for the amount of shares of Parent Common Stock authorized thereunder to be increased from 25,000,000 to 100,000,000 (the “Share Increase”) to be filed with the Secretary of State of the State of Nevada, which Share Increase shall become effective as soon as reasonably practicable thereafter;

(b)

Parent shall effect a combination of its shares or  reverse stock split of Parent Common Stock of one share of Parent Common Stock for each two outstanding shares of Parent Common Stock (the “Reverse Stock Split”);

(c)

The Automatic Conversion of the shares of Parent Class M Preferred Stock into shares of Parent Common Stock as set forth in the Certificate of Designation (the “Automatic Conversion”); and

(d)

Parent shall prepare and file with the SEC any statement required pursuant to Rule 14f-1 promulgated under the Exchange Act, and send the statement to all Parent shareholders as soon as reasonably practicable on or following the Closing Date.  Ad-Vantage, and Parent shall use their respective best efforts to obtain effectiveness of any such statement should any comments arise from the SEC.

8.4

Announcing Disclosure.  Contemporaneous with or prior to the earlier of (i) Parent’s first public announcement of the transactions contemplated hereby and (ii) 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, Parent shall post an appropriate disclosure document through the OTC Disclosure and News Service describing the terms of the transactions contemplated by this Agreement in the form required by Pink OTC Markets Inc., including any required financial statements.  Except as may be required by applicable law or as may be agreed to by Ad-Vantage, Parent shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing.

8.5

Ordinary Course.  At all times from and after the date hereof until the Closing Date, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Ad-Vantage shall otherwise consent in writing), Parent and each of its Subsidiaries shall conduct its businesses only in, and none of Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

8.6

Disposition of Certain Assets and Liabilities.  Parent shall, as soon as reasonably practicable after the Closing, sell all of the “Oil and Gas Properties” identified in Parent’s most recent 10-K filed as part of the Parent SEC Reports (the “O&G Operations”) or at its option cause the O&G Operations to be spun off (any such sale or spin-off being, the “O&G Operations Disposition”).  The decision as to the nature of the O&G Operations Disposition shall be made by Parent’s Board of Directors, provided, however (a) the proceeds from, or interests in, the O&G Operations Disposition shall be distributed pro rata to those persons holding shares of Parent Common Stock determined immediately prior to the Closing of the Merger (the “Pre-Merger JMG Stockholders”) and (b) any legal, filing, regulatory and other related costs associated with implementing the O&G Operations Disposition shall be borne by either the Pre-Merger JMG Stockholders or the counter-parties to the O&G Operations Disposition, it being the intent of the Parties that neither the Surviving Corporation, JMG after the Merger, or the shareholders either (except as set forth above) receive any benefit from or bear any expense of the O&G Operations Disposition.

8.8

Registration of Parent Common Stock and Parent Options.

(a)

Parent shall prepare and shall use its reasonable best efforts to file with the SEC as soon as practicable following the Closing a Registration Statement on Form S-1(or such other form as may be appropriate) under the Securities Act (the “Initial Registration Statement”) with respect to the shares of Parent Common Stock issuable to the holders of each class of preferred stock of Ad-Vantage (the “Ad-Vantage Preferred Stockholders”) upon conversion of the Parent Class M Preferred Stock pursuant to the Merger and after giving effect to the Related Transactions.  Parent shall not file or cause to be filed any registration statement relating to or with respect to the shares of Parent Common Stock issuable to the holders of common stock of Ad-Vantage for a period ending on the earlier of (i) twelve (12) months after the Effective Time of the Merger and (ii) six (6) months after the Initial Registration Statement is declared effective by the SEC (and kept effective continuously through that date) (such period being, the “Preferred Registration Period”).  Upon the expiration of the Preferred Registration Period,  Parent shall prepare and shall use its reasonable best efforts to file with the SEC as soon as practicable thereafter a Registration Statement on Form S-1(or such other form as may be appropriate) under the Securities Act with respect to the shares of Parent Common Stock issuable to the holders of common stock of Ad-Vantage (the “Ad-Vantage Common Stockholders”) upon conversion of the Parent Class M Preferred Stock pursuant to the Merger and after giving effect to the Related Transactions.

Additionally, Parent shall prepare and shall use its reasonable best efforts to prepare and file with the SEC as soon as practicable following the Closing an information statement on Form 14-C (or such other form as may be appropriate) relating and with respect to the meeting of the stockholders of Parent in connection with this Agreement and the transactions contemplated hereby (the “Information Statement”). Parent will cause the Information Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state or foreign securities law or “blue sky” permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b)

Parent shall cause the Information Statement to be mailed to its stockholders as may be required by the Rules promulgated under the Exchange Act.

(c)

Each of Parent and Ad-Vantage agrees that the information provided by it for inclusion in the Information Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Parent and of Ad-Vantage, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)

Each of Parent and Ad-Vantage further agrees that if it shall become aware, prior to the time of Parent’s or Ad-Vantage's stockholders’ meeting, of any information that would cause any of the statements in the Information Statement or in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary in order to make the statements made therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Information Statement.

(e)

Parent and Ad-Vantage will advise each other, promptly after Parent or Ad-Vantage, as the case may be, receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of  the Information Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent and Ad-Vantage will promptly provide each other copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Parent and Ad-Vantage will promptly provide each other with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the reasonable opportunity to comment thereon prior to delivery to the SEC.

(f)

Parent shall use reasonable best efforts to cause all shares of Parent Common Stock issuable upon conversion of the Parent Class M Preferred Stock underlying Parent Options issued in exchange for Ad-Vantage Options pursuant to the provisions of Section 2 to be registered with the SEC under the applicable provisions of the Securities Act, subject to such reductions or other restrictions as may be imposed by the SEC.  If the SEC does so impose any reductions or restrictions on such registration, Parent shall continue to use its best efforts to cause all of such shares of Parent Common Stock to be registered.

(g)

Each of Ad-Vantage and Parent acknowledges and agrees that the provisions in this Section 8.8 are substantially different from the registration rights previously afforded to the Ad-Vantage Preferred Stockholders in the Original Merger Agreement and therefore each of Ad-Vantage and Parent expressly acknowledges and agrees that said Ad-Vantage Preferred Stockholders are third-party beneficiaries of the registration rights set forth in the Section 8.8, and further expressly acknowledges and agrees that said Ad-Vantage Preferred Stockholders shall be entitled to seek injunctive and such other relief and remedies as may be appropriate to enforce said holders rights hereunder.

Section 9.  Indemnification Indemnification".

9.1

Indemnity Agreement of Ad-Vantage   Indemnity Agreement of Seller".  Subject to the provisions and limitations of this Section 9, Ad-Vantage agrees to indemnify and save harmless each of Parent and Merger Subsidiary and their respective officers, directors, representatives, and agents from and against:

(a)

Failure to Perform Obligations  Failure to Perform Obligations".  Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of Ad-Vantage’s failure to perform or discharge any of its duties or obligations to be performed by Ad-Vantage hereunder prior to the Closing Date;

(b)

Breach of Representation Warranty or Covenant  Breach of Representation Warranty or Covenant".  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Ad-Vantage set forth in this Agreement; and

(c)

Disclosure Materials.  Any Event of Loss or Loss arising from or related to information provided by Ad-Vantage about Ad-Vantage, its intellectual property, other assets or business for inclusion in the disclosure information provided by Parent to its shareholders or in filings made with the SEC (collectively, “Disclosure Materials”), provided that the foregoing shall not extend to statements or omissions made in reliance upon, and in conformity with, written information furnished to Ad-Vantage by Parent, directly or through its representatives, specifically for use in the preparation of Disclosure Materials.

9.2

Indemnity Agreement of Parent and Merger Subsidiary  Indemnity Agreement of Purchaser".  Subject to the provisions and limitations of this Section 9, each of Parent and Merger Subsidiary, for itself, its successors and assigns, agrees to indemnify and save harmless Ad-Vantage from and against:

(a)

Failure to Perform Obligations  Failure to Perform Obligations".  Any Event of Loss or Loss arising as a result of Parent’s or Merger Subsidiary’s failure to discharge or perform any duties or obligations to be performed by Parent or Merger Subsidiary hereunder prior to the Closing Date;

(b)

Breach of Representation, Warranty or Covenant  Breach of Representation, Warranty or Covenant".  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Parent or Merger Subsidiary set forth in this Agreement; and

(c)

Disclosure Materials.  Any Event of Loss or Loss arising from or related to the Disclosure Materials, provided that the foregoing shall not extend to statements or omissions made in reliance upon, and in conformity with, written information furnished to Parent or Merger Subsidiary, as the case may be, by Ad-Vantage, directly or through its representatives, specifically for use in the preparation of Disclosure Materials.

9.3

Definition of “Loss”  Definition of \"Loss\"".  Any party to this Agreement against which indemnification may be sought pursuant to this Section 9 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 9 shall be herein called an “Indemnified Party.”  The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss.  For purposes of this Section 9, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

9.4

Insurance Proceeds Received After Indemnification  Insurance Proceeds Received After Indemnification".  Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 9 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 9; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

9.5

Deductible Amount and Time Period  [Deductible Amount and Time Period]".  An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 9 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 9 with respect to all Losses actually exceeds $25,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 9) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 9 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within two years from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within two years from the Closing Date.

9.6

Defense of Claims  Defense of Claims".  In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action.  The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence.  The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.  In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 9.  The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 9 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party.  Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party.  The giving of notice as above provided of a loss, damage, cost or expense claimed to be indemnifiable hereunder and the opportunity to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 9 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter.  Notwithstanding any of the above, Parent shall have control of any action arising from a tax claim to the extent such claim is reflected on Parent’s tax returns.

9.7

Payment of Loss; Subrogation  Payment of Loss; Subrogation".  Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 9.  The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

9.8

Notice of Event of Loss  Notice of Event of Loss".  Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder.  Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

Section 10.

Termination of Agreement  Termination of Agreement".  This Agreement and the transactions contemplated hereby may be terminated in the following manner:

10.1

This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent (on behalf of Parent and Merger Subsidiary) and the Board of Directors of Ad-Vantage.

10.2

Parent (on behalf of Parent and Merger Subsidiary) may terminate this Agreement, at its sole option, if the Closing has not occurred by September 30, 2012 (the “Termination Date”).

10.3

Ad-Vantage may terminate this Agreement, at its sole option, if the Closing has not occurred by the Termination Date.

10.4

Either Ad-Vantage or Parent may terminate this Agreement prior to Closing if:

(a)

The other (with Parent and Merger Subsidiary being one party for this purpose) breaches its representations, warranties or covenants herein in any material respect; or

(b)

Any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 6 or 7 hereof.

10.5

Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder.  In the event of the termination of this Agreement pursuant to the preceding sentence, the provisions set forth in the first sentence of Section 11.1 and in Section 11.4 shall survive such termination.

10.6

Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 11.11 hereof.

Section 11.

Miscellaneous Provisions Miscellaneous Provisions".

11.1

Expenses  Expenses".  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.

11.2

Annexes and Schedules  Annexes and Exhibits".  The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such Exhibits and Schedules; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Exhibits and Schedules as a whole and not to any particular part or subdivision thereof.

11.3

Survival of Obligations  Survival of Obligations".  Subject to the applicable limitations of Section 10 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

11.4

Amendments and Waivers  Amendments and Waivers".  Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part (acting as a single party for purposes of this Section 11.4 with Merger Subsidiary) and Ad-Vantage on another part.  Ad-Vantage may extend the time for or waive the performance of any obligation of Parent or Merger Subsidiary, waive any inaccuracies in the representations or warranties by Parent or Merger Subsidiary or waive compliance by Parent or Merger Subsidiary with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Ad-Vantage.  Parent may extend the time for or waive the performance of any obligations of Ad-Vantage, waive any inaccuracies in the representations or warranties by Ad-Vantage, or waive compliance by Ad-Vantage with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Parent.

11.5

Further Assurances  Further Assurances".  From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

11.6

Public Statements  Public Statements".  Except as may be required by law, none of Ad-Vantage, Parent or Merger Subsidiary shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other (with Parent acting on behalf of itself and Merger Subsidiary) respecting such release or statement.

11.7

Confidentiality  Confidentiality".  In the event that the transactions contemplated by this Agreement shall not be consummated, each party (with Parent acting on behalf of itself and Merger Subsidiary as a single party for purposes of this Section 11.7) (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information.  However, in any event, the restrictions of this Section 11.7 shall not apply (i) in the case of Parent, to any document or information if such document or information (A) was already known to Parent, as evidenced by Parent’s written records, prior to the receipt of such document or information from Ad-Vantage, (B) was publicly available at the time of the disclosure of such document or information by Ad-Vantage to Parent or subsequently became publicly available through no fault of Parent, or (C) was approved for public disclosure by the written authorization of Ad-Vantage and (ii) in the case of Ad-Vantage, to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by Ad-Vantage to Parent or subsequently became available through no fault of Ad-Vantage or (B) was approved for public disclosure by the written authorization of Parent.  Notwithstanding any termination of this Agreement, the parties’ obligations under this Section 11.7 shall continue and survive such termination for a period of five years from the date hereof.

11.8

Parties Bound  Parties Bound".  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that any and all obligations, duties, liabilities, rights and benefits owing to Parent or Merger Subsidiary or to be performed by Parent or Merger Subsidiary may be assigned to, and thereafter assumed and performed or received by, any corporation or partnership (designated by Parent by notice to Ad-Vantage) of which 100% of the capital stock or equity interests are owned directly or indirectly by Parent or any corporation or partnership which owns directly or indirectly 100% of the capital stock of Parent, or a limited partnership of which Parent or a wholly-owned subsidiary of Parent is the sole general partner; provided, however, that Parent or Merger Subsidiary, as applicable, will be liable for all obligations of Parent or Merger Subsidiary, as applicable, to be performed hereunder to the extent not performed by such corporation or partnership in accordance with the terms hereof.

11.9

Governing Law  Governing Law".  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.  Jurisdiction and venue for any action or proceeding shall be in the appropriate federal or state court located within the County of Los Angeles, State of California.

11.10

Remedies  Remedies".  Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

11.11

Notices  Notices".  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to Parent or Merger Subsidiary:

JMG Exploration, Inc.

180 South Lake Avenue, Seventh Floor

Pasadena, California 91101

Attention:  Justin Yorke, Chief Executive Officer

With a copy to (which shall not constitute notice):

Law Offices of Aaron A. Grunfeld & Associates

1100 Glendon Avenue, Suite 850

Los Angeles, California 90024

Attention:  Aaron A. Grunfeld

If to Ad-Vantage:

Ad-Vantage Networks, Inc.

600 N. Brand Blvd., Suite 230

Glendale, CA 91203

Attention:  David S. Grant, Chief Executive Officer

11.12

Number and Gender of Words  Number and Gender of Words".  Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

11.13

Captions  Captions".  The captions, headings and arrangements used in this Agreement are for convenience of the parties only and do not affect, limit or amplify the terms and provisions hereof.

11.14

Invalid Provisions; Severability  Invalid Provisions".  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.15

Accounting Terms  Accounting Terms".  Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

11.16

Entirety of Agreement  Entirety of Agreement".  This Agreement contains the entire agreement between the parties.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.  This Agreement replaces and supersedes in its entirety the LOI.

11.17

Currency  Currency".  All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

11.18

Brokerage and Finder’s Fees  Brokerage and Finder's Fees".  Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Merger and the other transactions contemplated by this Agreement.

11.19

Multiple Counterparts; Facsimile Signature; Effectiveness  Multiple Counterparts; Effectiveness".  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.  This Agreement may be executed by facsimile signature, which shall be deemed to be an original signature for all purposes hereof. This Agreement shall become effective when executed and delivered by the parties hereto.

(Remainder of page intentionally left blank – signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement and Plan of Merger effective as of the date first above written.

PARENT:

JMG EXPLORATION, INC.

By: /s/ Justin Yorke

Justin Yorke, Chief Executive Officer

MERGER SUBSIDIARY:

AD-VANTAGE ACQUISITION, INC.

By: /s/ Justin Yorke

Justin Yorke, Chief Executive Officer

AD-VANTAGE:

AD-VANTAGE NETWORKS, INC.

By: /s/ David S. Grant

David S. Grant, Chief Executive Officer

Exhibits And Schedules To

Amended And Restated

Agreement And Plan Of Merger

Dated effective as of

August 29, 2012

by

and

among

JMG Exploration, Inc.,

a Nevada corporation,

Ad-Vantage Acquisition Inc.,

a Delaware Corporation,

and

Ad-Vantage Networks, Inc.,

a Delaware corporation

EXHIBIT A

Directors and Officers of the Surviving Corporation and Parent

Surviving Corporation

Directors

Robert Burg

Ed Cerkovnik

David S. Grant

Sanjeev Kuwadekar

Donald P. Wells

Officers

David S. Grant – Chief Executive Officer

Sanjeev Kuwadekar – Chief Technology Officer

David J. Eastman – Chief Financial Officer/Chief Operating Officer

Parent

Officers

David S. Grant – Chief Executive Officer

Sanjeev Kuwadekar – Chief Technology Officer

David J. Eastman – Chief Financial Officer/Chief Operating Officer

EXHIBIT B

Form of Certificate of Designation of Class M Preferred Stock

ROSS MILLER Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120595721-84
Filing Date and Time 08/28/20128:53 AM
Entity Number C18667-2004

1.

Name of corporation:

 JMG Exploration, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Company is authorizing the issuance of 1,000,000 shares of preferred stock, .001 par value per share, denominated as Class M Preferred Stock, with such number of shares may be increased or decreased

By Resolution of the Board of Directors. The shares of Class M Preferred shall be entitled to receive such dividends as shares of the Company's Common Stock, provided that any such dividends shall be calculated as if the Shares of Class M Preferred had been fully converted pursuant to the Automatic Conversion. The shares of Class M Preferred shall have the same voting and liquidation rights as the Common Stock

(after giving effect to the Automatic Conversion) and the shares of Class M Preferred are not redeemable.

Shares of Class M Preferred rank, on a post-Automatic Conversion basis, pari passu with the Company's

Common Stock in all other respects.

Please see attachment A for a complete description of the voting powers, designation, preferences and rights of the Shares of Class M Preferred  Stock.

3.

 Effective date of filing: (optional) (must not be later than 90 days after the certificate is filed)

4.

Signature: (required)

/s/ Justin Yorke
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Designation

This form must be accompanied by appropriate fees.

Revised: 3-6-09

ATTACHMENT A

TO

CERTIFICATE OF DESIGNATION

of

CLASS M PREFERRED STOCK

of

JMG EXPLORATION, INC.

(Pursuant to Section 78.1955 of the

Nevada Revised Statutes)

JMG Exploration, Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter called the “Company”), DOES HEREBY CERTIFY:

That, pursuant to authority vested in the Board of Directors of the Company by its Articles of Incorporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Company has adopted the following resolutions providing for the issuance of a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (hereinafter call the “Board of Directors” or the “Board”) by the Articles of Incorporation of the Company, a series of Preferred Stock, par value $.001 per share, of the Company be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

I.

Designation and Amount.

The shares of such series will be designated as Class M Preferred Stock (the “Class M Preferred”) and the number of shares constituting the Class M Preferred is 1,000,000.  Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Class M Preferred to a number less than the number of shares then outstanding.

II.

Merger.

The Shares of Class M Preferred are to be issued pursuant to that certain Amended and Restated Agreement and Plan of Merger dated as of August 29, 2012 (the “Merger Agreement”) by and among the Company, Ad-Vantage Acquisition, Inc., a Delaware corporation wholly owned by the Company (“Merger Subsidiary”), and Ad-Vantage Networks, Inc., a Delaware corporation (“Ad-Vantage”), pursuant to which Merger Subsidiary will merge with and into Ad-Vantage and Ad-Vantage will become a wholly-owned subsidiary of the Company (the “Merger”).   Pursuant to the Merger Agreement, each share of Ad-Vantage capital stock shall be exchanged for 0.01 share of Class M Preferred (the “Exchange Ratio”).

II.

Dividends and Distributions

The holders of shares of Class M Preferred shall be entitled to receive such dividends and distributions as the holders of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, will be entitled to receive, when, in such form, as and if declared by the Board out of funds legally available for the purpose, provided, however, that any such dividends or distributions to holders of the Class M Preferred shall be calculated and made as if such shares of Class M Preferred had been fully converted in connection with the Automatic Conversion), all as further set forth below in Section I

III.

Voting Rights.

The holders of shares of Class M Preferred shall have the same right to vote as holders of the Common Stock and except as specifically provided in this Certificate of Designation or otherwise required by applicable law the Class M Preferred and the Common Stock shall vote together as a single class, provided, however, that the number of votes a holder of Class M Preferred shall be entitled to cast and the number of votes a holder of Common Stock shall be entitled to cast shall be determined as if the Automatic Conversion had been fully consummated.  Nothing herein shall be construed to amend or modify any voting rights that holders of the Common Stock may have or give holders of the Class M Preferred any right to amend or modify any voting rights that holders of the Common Stock may have.

IV.

Automatic Conversion.

Upon the filing and declared effectiveness with the Secretary of State of Nevada of an amendment to the Articles of Incorporation of the Company providing for (a)  that certain share increase pursuant to which the authorized number of shares of Common Stock of the Company is increased to 100,000,000 (the “Share Increase”) and (b) that certain combination of each outstanding share of Common Stock of the Company into 0.5 share of Common Stock of the Company (the “Reverse Stock Split”), each  issued and outstanding share of Class M Preferred shall automatically, and without the requirement for any further action, be converted into 100 shares of Common Stock of the Company (the “Automatic Conversion”).

V.

Liquidation, Dissolution or Winding Up.

In the event of any liquidation, dissolution or winding up of the Company prior to the consummation of the Automatic Conversion, holders of Class M Preferred shall be treated pari passu, on a post-Automatic Conversion basis, with holders of the Company’s Common Stock.

VI.

Consolidation, Merger, Etc.

In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property other than in connection with the Merger, then, in each such case, holders of Class M Preferred shall be treated pari passu, on a post-Automatic Conversion basis, with holders of the Company’s Common Stock.

VII.

Redemption.

The shares of Class M Preferred are not redeemable.

VIII.

Rank

The Class M Preferred rank, on a post-Automatic Conversion basis, pari passu, with the Company’s Common Stock.

IX.

Amendment

Notwithstanding anything contained in the Articles of Incorporation of the Company to the contrary and in addition to any other vote required by applicable law, so long as any shares of Class M Preferred are issued and outstanding, the Articles of Incorporation of the Company may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Class M Preferred so as to affect them adversely without the affirmative vote of the holders of at least 70% of the outstanding shares of Class M Preferred, voting together as a single series.

RESOLVED FURTHER, that the headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

RESOLVED FURTHER, that if any power, preference, right, qualification, limitation or restriction of the Class M Preferred set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, rights, qualifications, limitations and restrictions set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right, qualification, limitation or restriction shall, nevertheless, remain in full force and effect, and no power, preference, right, qualification, limitation or restriction herein set forth shall be deemed dependent upon any other such power, preference, right, qualification, limitation or restriction unless so expressed herein.

RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 78.1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chairman and President and attested by its Secretary as of August 28, 2012.

JMG Exploration, Inc.

/s/ Justin Yorke

Justin Yorke, Chairman and President

Attested to:

/s/ Justin Yorke

Justin Yorke, President

EXHIBIT C

JMG EXPLORATION, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of [August 31], 2012, by and among JMG Exploration, Inc., a Nevada corporation (the “Company”), and those certain stockholders of the Company listed on Schedule A attached hereto as the same may be amended from time to time to include transferees thereof (the “Key Holders”).  In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the Company and the Key Holders agree as follows:

1.

Voting Provisions Regarding Board of Directors.

1.1

Size of the Board.  Each Key Holder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Key Holder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2

Board Composition.  Each Key Holder agrees to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)

Two individuals, who together shall be the “JMG Directors”, initially designated by Robert Burg, who shall initially be Robert Burg and Donald Wells;

(b)

Two individuals, who together shall be the “Ad-Vantage Directors”, designated by David Grant, who shall initially be David Grant and Sanjeev Kuwadekar; and

(c)

One individual who is mutually acceptable to the other members of the Board, who shall initially be Ed Cerkovnik (the “Independent Director”).

1.3

Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4

Removal of Board Members.  Each Key Holder also agrees to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)

no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the Person entitled under Section 1.2 to designate that director or (ii) the Person originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b)

upon the request of any party entitled to designate a director as provided in Section 1.2(a) or 1.2(b) to remove such director, such director shall be removed; and

(c)

any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2(a) shall be filled by a Person designated by the remaining JMG Director, provided that if there is no remaining JMG Director then such vacancies shall be filled by a Person elected by majority vote of the remaining directors of the Company; and

(d)

any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2(b) shall be filled by a Person designated by the remaining Ad-Vantage Director, provided that if there is no remaining Ad-Vantage Director then such vacancies shall be filled by a Person elected by majority vote of the remaining directors of the Company.

All Key Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.  So long as the stockholders of the Company are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

1.5

No Liability for Election of Recommended Directors.  No Key Holder, nor any Affiliate of any Key Holder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Key Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.

Remedies.

2.1

Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2

Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Key Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.3

Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.

Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until the Company has combined EBITDA (as defined below) of at least $1,000,000 per month for two consecutive calendar months, at which time the JMG Directors shall resign and the vacancies created by such resignations shall be filled by persons designated by the Ad-Vantage Directors.  For purposes of this Agreement “EBITDA” means the net income of the Company, on a consolidated basis, after removing the effects of interest expense net of interest income, income taxes, depreciation and amortization, in each case determined in accordance with United States generally accepted accounting principles as in effect on the date hereof, consistently applied.

4.

Miscellaneous.

4.1

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2

Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.3

Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4

Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by  electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.4.

4.5

Legend on Share Certificates.  Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 4.5 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 4.5 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

COMPANY:	JMG EXPLORATION, INC.

Address: 600 N. Brand Blvd. Suite 230 Glendale, CA 91203	By: /s/ Justin Yorke Justin Yorke, Chief Executive Officer and President

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	DAVID EASTMAN

Address: P.O Box 4135 Park City, UT 84060	By: /s/ David Eastman Name: David Eastman

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	JMW FUND, LLC

Address: 4 Richland Place Pasadena, CA 91103	By: /s/ Justin Yorke Name: Justin Yorke Title: Managing Member

SIGNATURE PAGE TO VOTING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	JPG INVESTMENTS, LLC

Address: 4 Richland Place Pasadena, CA 91103	By: /s/John P. McGrain Name: John P. McGrain Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	KEARNEY HOLDINGS, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

SIGNATURE PAGE TO VOTING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	WESTHAMPTON SPECIAL SITUATIONS FUND, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

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IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	KIRBY ENTERPRISE FUND, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	RIVER BEND FUND, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	SAN GABRIEL FUND, LLC

Address: 4 Richland Place Pasadena, CA 91103	By: /s/ Justin Yorke Name: Justin Yorke Title: Managing Member

SIGNATURE PAGE TO VOTING AGREEMENT

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	JOE WAIMRIN

Address: 2288 Mountain Oak Drive Los Angeles, CA 90068	By: /s/ Joe Waimrin Name: Joe Waimrin

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDERS:	DAVID GRANT

Address: 600 N. Brand Blvd. Suite 230 Glendale, CA 91203	By: /s/ David Grant Name: David Grant

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDERS:	SANJEEV KUWADEKAR

Address: 600 N. Brand Blvd. Suite 230 Glendale, CA 91203	By: /s/ Sanjeev Kuwadekar Name: Sanjeev Kuwadekar

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IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	CHARLES F. KIRBY 401K

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/ Charles Kirby Name: Charles Kirby Title: Managing Member

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